EXHIBIT F-1

[Samil PricewaterhouseCoopers Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

16-1 Yoido-Dong

Youngdungpo-Gu

Seoul, 150-996

Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus, constituting a part of the Registration Statement or amendment thereto to be filed with the United States Securities and Exchange Commission under Schedule B of the United States Securities Act of 1933, as amended, of our report dated January 21, 2005 as set forth under the heading “Financial Statements and the Auditors”. We also consent to the reference to us under the heading “Expert” in such Registration Statement or amendment.

/s/ SAMIL PRICEWATERHOUSECOOPERS
Samil PricewaterhouseCoopers

Seoul, Korea
August 10, 2005